Exhibit 21

As of December 31, 2020, Roth CH Acquisition I Co. had three wholly-owned subsidiaries:

Roth CH Acquisition I Co. Parent Corp., a Delaware corporation

Roth CH Merger Sub Corp., a Delaware corporation

Roth CH Merger Sub LLC, a Delaware limited liability company